SCHEDULE 14A / A
                  INFORMATION REQUIRED IN PROXY STATEMENT
                         SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 ( Amendment No. 1 )

Filed by the registrant  [ X ]
Filed by a party other than the registrant  [   ]

Check the appropriate box:

[   ] Preliminary proxy statement           [   ] Confidential, for Use
                                                  of the Commission Only
                                                  (as permitted by Rule
                                                  14a-6(e)(2))
[ X ] Definitive proxy statement
[   ] Definitive additional materials
[   ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                    MECHANICAL TECHNOLOGY INCORPORATED
             (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of filing fee (Check the appropriate box):
[ X ] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
      or Item 22(a)(2) of Schedule 14A.(Previously paid with original filing)
[   ] $500 per each party to the controversy pursuant to Exchange Act Rule
      14a-6(i)(3).
[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
      0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing,

      (1) Amount previously paid:

          ------------------------------------------------------------------
      (2) Form, schedule or registration statement no.:

          ------------------------------------------------------------------
      (3) Filing party:

          ------------------------------------------------------------------
      (4) Date filed:

          ------------------------------------------------------------------

                    MECHANICAL TECHNOLOGY INCORPORATED

         968 ALBANY-SHAKER ROAD             LATHAM, NEW YORK 12110

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Mechanical Technology Incorporated will be held at the Company's corporate offices, 968 Albany-Shaker Road, Latham, New York 12110, on Thursday, March 28, 1996, at 10:00 A.M. local time (refreshments will be served at 9:15 A.M.) for the following purposes:

1. To elect six Directors of the Company to hold office until the next Annual Meeting of Shareholders of the Company.

2. To vote on the approval of Coopers & Lybrand as the auditors of the Company.

3. To consider and transact such business as may properly come before the meeting or any adjournment thereof.

Shareholders of record at the close of business on February 13, 1996, are entitled to notice of and to vote at the meeting or any adjournment. The Proxy Statement and Annual Report of the Company for the fiscal year ended September 30, 1995, are enclosed.

Whether or not you expect to attend the meeting in person, kindly mark, sign, date and return the enclosed Proxy in the envelope provided so that your stock will be represented. Your Proxy is revocable up to the time it is voted, and you may vote in person at the Annual Meeting even though you have previously submitted your Proxy.



John Recupero                                               Latham, New York
Secretary                                                   February 16, 1996





                           YOUR VOTE IS IMPORTANT

              YOU ARE URGED TO MARK, DATE, SIGN, AND PROMPTLY
                 RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE

                    MECHANICAL TECHNOLOGY INCORPORATED
                          968 ALBANY-SHAKER ROAD
                          LATHAM, NEW YORK  12110

                              PROXY STATEMENT

                             February 16, 1996

This Proxy Statement, first being mailed to shareholders on approximately February 16, 1996, is furnished in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders to be held on March 28, 1996, and at any adjournment thereof.

A proxy is enclosed for use at the meeting. The proxy may be revoked at any time before it is exercised. If a shareholder specifies in this proxy how it is to be voted on a matter as to which a choice is indicated, the proxy will be voted in accordance with such specification. If no specification is made, the proxy will be voted for the election of the nominees listed therein and for approval of the auditors.

OUTSTANDING SHARES AND VOTING RIGHTS

All holders of Common Stock of record at the close of business on February 13, 1996, are entitled to notice of and to vote at the Annual Meeting of Shareholders to be held on March 28, 1996, at the Corporate offices, 968 Albany-Shaker Road, Latham, New York 12110. At the close of business on February 13, 1996, the Company had outstanding 3,568,868 shares of Common Stock, which is the only class of securities entitled to vote at the meeting. Each share of Common Stock entitles the holder thereof to one vote on the matters to be voted upon by such shareholders.

ELECTION OF DIRECTORS

At the Annual Meeting of Shareholders, six Directors are to be elected, each to hold office until the next Annual Meeting of Shareholders and until a successor shall be elected and shall qualify.

Management's nominees for Director, together with certain information concerning them, are on the following pages. All directors were elected at the Annual Meeting of Shareholders held in 1995. In the event that any of such nominees shall become unavailable for any reason, it is intended that proxies will be voted for substitute nominees designated by management.

The number of shares voted "for" the election of each person nominated for election as a Director, as well as the number of shares as to which authority is withheld from the proxies to vote for any individual nominee or for all of management's nominees as a group and the number of shares held for customers by brokers (or their nominees) and represented at the meeting but not voted with respect to the election of Directors, will be tabulated by inspectors of election appointed in accordance with the applicable provisions of the New York Business Corporation Law. The nominees for election as Director receiving a plurality of the votes which are cast at the meeting with respect to the election of Directors will be elected. Thus, except that such action may reduce the number of shares which are voted "for" the election of any person nominated for election as a Director and may reduce the number of votes which are cast at the meeting with respect to the election of Directors, neither a shareholder's withholding of authority from the proxies to vote his shares for any individual nominee or for all of management's nominees as a group, nor the failure of brokers to vote, with respect to the election of Directors, shares held by them (or their nominees) for customers, will otherwise affect the vote required for the election of Directors; the six nominees for election receiving the greatest number of votes will be elected, without regard to the actual number of shares voted (or not voted) for each or the total number of votes cast for all nominees.

                                                                   YEAR FIRST
                                     PRINCIPAL OCCUPATION           BECAME A
NAME                         AGE          OR EMPLOYMENT              DIRECTOR
------------------------     ---    ------------------------------  ---------
Harry Apkarian(1),(2)         73    Director and Former Chairman        1961
                                    of the Board of Directors of
                                    the Company

R. Wayne Diesel(2)            50    President and Chief Executive       1994
                                    Officer of the Company

Stanley I. Landgraf(1)        70    Retired                             1993

Albert W. Lawrence(2),(3)     67    Chairman of the Board of            1992
                                    Directors and Chief Executive
                                    Officer of Lawrence Group, Inc.

E. Dennis O'Connor(3)         56    Director-New Products and           1993
                                    Technology, Masco Corporation

Lawrence A. Shore(1),(2),(3)  67    Chairman of the Board of            1992
                                    Directors of the Company

--------------
(1)Member of the Compensation Committee of the Board of Directors
(2)Member of the Executive Committee of the Board of Directors
(3)Member of the Audit Committee of the Board of Directors

CERTAIN INFORMATION REGARDING NOMINEES

Mr. Apkarian, one of the founders of the Company, served as President from the time it was organized in 1961 until 1984 and as Chief Executive Officer from 1961 to 1991. He was Chairman of the Board of the Company from 1984 until August 1993; he continues as an employee of the Company.

Mr. Diesel was elected President and Chief Executive Officer of the Company in February 1994. Prior to February 1994, he had been Chief Financial Officer since 1991 and President since March 1993 of Lawrence Management Group, and Treasurer of the Lawrence Insurance Group, Inc. from March 1993 to December 1994. He remains a Director of Lawrence Insurance Group, Inc. and its principal subsidiaries (see "Security Ownership of Certain Beneficial Owners" in the section entitled "Additional Information", below). Lawrence Group, Inc. owns and operates subsidiaries engaged principally in insurance agency and brokerage operations and in insuring and reinsuring primarily property, casualty, accident and health risks. From 1988 until his association with Lawrence Group, Inc., Mr. Diesel was Administrative Vice President responsible for corporate administration, human resources and strategic planning at KeyCorp. Previously, he held various executive positions with the State of New York.

Following his election as President and Chief Executive Officer of the Company in February 1994, Mr. Diesel was also elected Chairman of the Board and Chief Executive Officer of the Corporation's United Telecontrol Electronics, Inc. subsidiary ("UTE"). A few weeks later, UTE's request for a $7.8 million equitable adjustment ("REA Claim") of the contract price on its Advanced Medium Range Air-To-Air Missile ("AMRAAM") launcher contract was denied; as a result, UTE was forced to seek protection from creditors under Chapter 11 of the Federal Bankruptcy Code in April 1994. While Mr. Diesel was Chairman of the Board and Chief Executive Officer of UTE at the time of the UTE bankruptcy filing, the bankruptcy had its genesis in events that occurred prior to Mr. Diesel's relationship with the Company or with UTE.

Mr. Landgraf is a Trustee of Rensselaer Polytechnic Institute ("RPI") in Troy, New York; a Director of Albany International, Inc. in Albany, New York; a Director of Elenel Industries, Inc. in Milford, Massachusetts; a Director of Albany Molecular Research Co., in Albany, New York and a member of the Trustees of the Victory Funds (mutual funds). Mr. Landgraf was Chairman and Chief Executive Officer of Mohasco Corporation, in Amsterdam, New York, a manufacturer of textile products, before retiring in 1985. Mr. Landgraf also served as Acting President of RPI from March 1987 to March 1988.

Mr. Lawrence is the founder of Lawrence Group, Inc. and its subsidiaries. He is Chairman of the Board and Chief Executive Officer of Lawrence Group, Inc. and has held various offices in the subsidiaries of Lawrence Group, Inc. since prior to 1986; he is Chairman of the Board of Lawrence Insurance Group, Inc. (see "Security Ownership of Certain Beneficial Owners" in the section entitled "Additional Information", below).

Mr. O'Connor has been the Director of New Products and Technology for Masco Corporation, Taylor, Michigan, a diversified manufacturer of building and home improvement, home furnishings, and other specialty products for the home and family, since April 1984. He is a member of the Board of Directors of the Metropolitan Center for High Technology and the Inventor's Council of Michigan, both Michigan non-profit corporations. The Company understands that Mr. O'Connor has been selected by Masco Corporation as its designee on the Company's Board of Directors pursuant to agreements entered into in connection with the transaction by which Masco sold 1,730,000 shares of the Company's Common Stock to subsidiaries of the Lawrence Insurance Group, Inc. (see "Security Ownership of Certain Beneficial Owners" in the section entitled "Additional Information", below); the Lawrence Insurance Group, Inc. subsidiaries agreed to vote their shares to elect a designee of Masco to the Company's Board of Directors so long as Masco remains liable under a guarantee it had executed in connection with the Company's obligations under a line of credit.

Mr. Shore was President and Chief Executive Officer of the Company from July 1992 until he resigned from those positions in February 1993. He was President of Lawrence Management Group from July 1990 and Treasurer of Lawrence Insurance Group, Inc. from July 1991, until he resigned from those positions in March, 1993. He retired from Lawrence Management Group in May 1993. He remains a Director of Lawrence Insurance Group, Inc. and its principal subsidiaries (see "Security Ownership of Certain Beneficial Owners" in the section entitled "Additional Information", below). Prior to July 1990, he served as President and Chief Executive Officer of Lawrence

Insurance Group, Inc. and President of United Community Insurance Company (a subsidiary of Lawrence Insurance Group, Inc.), offices which he had held since September 1986 and September 1985, respectively.

Management recommends that you vote FOR election of the six nominees listed above as Directors of the Company.



COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operating details. Members of the Board are kept informed of the Company's business by various reports sent to them, as well as by operating and financial reports made at Board and Committee meetings by the officers of the Company. The Board of Directors held five meetings during fiscal 1995. All Directors attended at least 75% of all meetings of the Board, and of all Board committees on which they serve, held during fiscal 1995.

In addition to an Executive Committee and other committees it establishes from time to time, the Company's Board of Directors has established Audit and Compensation Committees, but not a nominating committee. The Audit Committee reviews with the independent auditors the plan and results of the auditing engagement including the auditors' assessment of internal accounting controls; it also recommends the appointment of the public auditors to the Board of Directors. One Audit Committee meeting was held during fiscal 1995. The Compensation Committee determines compensation for officers and employee Directors, and the aggregate amount to be disbursed as incentive compensation to Director and non-Director officer employees. Two Compensation Committee meetings were held during fiscal 1995.

APPROVAL OF AUDITORS

At the Annual Meeting, the shareholders will consider a proposal to ratify the reappointment of Coopers & Lybrand as the auditors of the Company, subject to the receipt of a satisfactory letter of engagement from such firm. Coopers & Lybrand have been the Company's auditors since 1978. While approval of auditors by the shareholders is not required by the By-Laws of the Company, management believes that it is an appropriate matter for shareholder consideration. Should the Board's appointment of the auditors not be ratified, other auditors will be appointed by the Board of Directors.

Representatives of Coopers & Lybrand are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

The Board of Directors recommends that shareholders vote FOR the ratification of the appointment of Coopers & Lybrand as independent public accountants for 1996.

                          ADDITIONAL INFORMATION

EXECUTIVE COMPENSATION

The following table sets forth information with respect to the compensation for services to the Company and its subsidiaries, during the Company's fiscal year ended September 30, 1995 (and during the Company's two prior fiscal years), of each person who served as Chief Executive Officer during such year, and of all other persons who served as executive officers of the Company during such year whose total annual compensation exceeded $100,000.

SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------
                                  Annual                  Long-Term
                               Compensation                Compen-
                                                           sation
------------------------------------------------------------------------------
Name & Principal  Fiscal  Salary     Bonus     Other      Restricted     All
Position           Year                        Annual       Stock       Other
                                               Compen-      Awards(1)  Compen-
                                               sation                   sation
------------------------------------------------------------------------------
R. Wayne Diesel     1995   $190,764      -        -       $ 12,500   $ 4,452(2)
President & CEO     1994   $129,744      -        -       $ 12,500       -
                    1993       -         -        -           -          -
-------------------------------------------------------------------------------
Stephen Sullivan    1995   $139,617      -        -           -      $ 5,306(2)
President, Ling     1994   $118,927      -        -           -      $ 4,838(2)
Electronics, Inc.   1993   $121,828      -        -           -      $ 5,384(2)
-------------------------------------------------------------------------------
Douglas McCauley    1995   $100,152      -        -       $    625   $ 1,669(2)
Vice-President      1994   $105,000      -        -       $  6,250   $ 4,200(2)
Technology Group    1993       -         -        -           -          -
-------------------------------------------------------------------------------
Denis P. Chaves     1995   $ 95,000   $ 7,500     -       $    625   $ 3,800(2)
Vice-President,     1994   $ 93,500   $ 6,000     -           -      $ 3,800(2)
LAB and Advanced    1993   $ 88,333   $ 3,000     -           -      $ 3,530(2)
Products Divisions
-------------------------------------------------------------------------------

(1) This column shows the market value on the date of grant of shares of the Company's Common Stock awarded under the Company's Restricted Stock Incentive Plan. The Plan expired on December 31, 1994. The restrictions on these shares lapse on a scheduled basis as determined by the Board of Directors at the time of grant or upon death. The recipient has voting and dividend rights to the shares from the date of award. The aggregate holdings/value of shares of Restricted Stock, as to which the restrictions have not lapsed, on September 30, 1995, (based on a price on that date of $1.125 per share) by the individuals listed in this table, including the awards shown in this column, are: Mr. Diesel, 34,000 shares/$38,250; Mr. Sullivan, 1,500 shares/$1,688; Mr. McCauley, 7,000 shares/$7,875 and Mr. Chaves, 2,500 shares/$2,813.

(2) Represents Company matching contributions of $1.00 for each $1.00 contributed by the named individual to the 401(k) Savings Plan up to a maximum of 4% of base pay.

The Company has outstanding stock options which were granted under a 1982 Stock Option Plan. The Plan expired in 1992 and no further options may be granted. At September 30, 1995, the following options were outstanding:

             -------------------------------------------------
             NAME                # OF SHARES UNDERLYING
                                 UNEXERCISED OPTIONS AT
                                   SEPTEMBER 30, 1995
             -------------------------------------------------
             R. Wayne Diesel                 -
             -------------------------------------------------
             Stephen Sullivan               5,000
             -------------------------------------------------
             Douglas McCauley                -
             -------------------------------------------------
             Denis P. Chaves                 -
             -------------------------------------------------

All options listed in the above table are presently exercisable, but the exercise price of the options exceeded the market price of the Company's Common Stock on September 30, 1995. No options were exercised by any of the named persons during the fiscal year ended September 30, 1995.

COMPENSATION COMMITTEE REPORT

COMPENSATION POLICIES FOR OFFICERS. The Company's compensation program for executive officers and employee directors currently consists of an annual salary and bonus payments which are primarily designed to reward performance.

For the year 1995, the Committee used the following criteria in making compensation decisions for executive officers:

     *    Company and individual affiliate financial performance.

     * Implementation of programs to improve working capital and cash flow, and to diversify the Company's product offerings and strengthen its technology resources.

     *    Resolution of major outstanding issues with the U.S.
          Government.

CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. Diesel was appointed President and CEO effective February 4, 1994. He was recruited from outside the Company and had previously held senior management positions in the insurance and banking industries, and with New York State. The compensation package offered Mr. Diesel took into consideration his experience and expertise; the size, diversity and needs of the business; and compensation levels at companies of comparable size and industry. The compensation package included: (1) a base salary, effective February 4, 1994; (2) the potential for cash incentive bonuses based on performance; and (3) stock grants under the Company's Restricted Stock Incentive Plan. For the period October 1, 1994 through September 30, 1995 there were no changes to his annual compensation and no cash incentive bonuses were paid. The Committee did, however, issue a stock grant to Mr. Diesel effective December 28, 1994.
                                                Compensation Committee

                                                Stanley I. Landgraf, Chairman
                                                Harry Apkarian
                                                Lawrence A. Shore

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board of Directors ("Committee") approves all of the policies under which compensation is paid or awarded to the Company's officers and employee directors. The Committee consists of two non-employee Directors (Mr. Landgraf and Mr. Shore) and one employee Director (Mr. Apkarian). Mr. Shore and Mr. Apkarian are both former Chief Executive Officers of the Company. Mr. Shore serves as the Chairman of the Board of Directors and had served as the Company's Chief Executive Officer from July 1992 until February 1993. Mr. Apkarian was Chief Executive Officer of the Company from 1961 until 1991 and was Chairman of the Board of Directors from 1984 until his resignation from this position in August 1993. Mr. Apkarian does not vote on matters pertaining to his own compensation. During the Company's last fiscal year, Mr. R. Wayne Diesel, President, Chief Executive Officer and a Director of the Company, was a member of the Board of Directors of Lawrence Insurance Group, Inc., and served on the Compensation Committee of the Lawrence Insurance Group, Inc. Board; Mr. Albert W. Lawrence, Chairman of the Board of Lawrence Insurance Group, Inc., is a Director of the Company. See "Security Ownership of Certain Beneficial Owners" and "Certain Relationships and Related Transactions", below, for information regarding the relationship between the Company, Mr. Lawrence, and Lawrence Insurance Group, Inc.

EMPLOYMENT AGREEMENTS

The Company has an agreement with Mr. Diesel which provides that Mr. Diesel will receive an annual base salary of $200,000 and is eligible to receive incentive compensation at the discretion of the Compensation Committee. Per this agreement, Mr. Diesel was awarded an initial grant under the Company's Restricted Stock Incentive Plan ("the Plan") of 10,000 shares; in December 1994, the Committee awarded Mr. Diesel an additional 25,000 shares under the Plan. The agreement also states that if Mr. Diesel is removed from the position of President and CEO for reasons other than cause during his first three years of employment, the Company will pay him severance payments equivalent to a maximum of one year's base salary plus insurance benefits.

The Company also has an agreement with Mr. Apkarian terminating on September 30, 1997 or upon Mr. Apkarian's retirement, whichever occurs first. This agreement provides that Mr. Apkarian will continue as an employee and a Director of the Company at an annual salary of $130,000. The agreement also provides an annual bonus of $10,000 which he will use to purchase $250,000 of term life insurance. Upon his retirement, an annual pension supplement of $50,000 will be paid until September 30, 1997, and if Mr. Apkarian dies during this period, a survivor's benefit payment of $25,000 per year will be paid to his spouse, if then living, for the remainder of the payment period. In addition, the agreement provides for the payment of club dues and the use of a Company automobile for which Mr. Apkarian pays 50% of the lease payments.

DIRECTORS COMPENSATION

Directors who are not officers or employees receive Director's fees of $750 for each Board meeting attended. Directors also are reimbursed for travel expenses incurred in attending meetings.

COMPARISON OF FIVE YEAR CUMULATIVE RETURN AMONG MECHANICAL TECHNOLOGY INCORPORATED (MTIX), S&P 500 INDEX, AND S&P HIGH TECH COMPOSITE INDEX (1)

                                                  S&P
Measurement Period                   S&P       High Tech
(Fiscal Year Covered)     MTIX    500 Index      Index
---------------------    ------   ---------    ---------
Measurement Pt-9/30/90   $ 100      $ 100        $ 100

FYE 9/30/91              $  77      $ 131        $ 123
FYE 9/30/92              $  77      $ 146        $ 125
FYE 9/30/93              $  54      $ 165        $ 151
FYE 9/30/94              $   2      $ 171        $ 176
FYE 9/30/95              $  35      $ 221        $ 277

(1) Assumes that $100 was invested on September 30, 1990 in Mechanical Technology Inc. Common Stock, the S&P 500 and the S&P High Tech composite Index, and that all dividends were reinvested.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of December 29, 1995 in respect of each person known by the Company to be the beneficial owner of more than 5% of its outstanding Common Stock.

                                               Amount of
                                               Beneficial       Percent
   Name                Address                 Ownership        of Class
------------------   --------------------      ------------     --------
Superintendent of    160 West Broadway           909,091(A)       25.5%
Insurance as         New York, N.Y. 10013
Liquidator of United
Community Insurance
Company

Lawrence Insurance   500 Fifth Avenue            820,909(B)       23.0%
Group, Inc.          New York, N.Y. 10110

Harry Apkarian       968 Albany-Shaker Road      288,001(C)        8.1%
                     Latham, N.Y. 12110

(A) These shares are owned of record by United Community Insurance Company
(UCIC), a wholly-owned subsidiary of Lawrence Insurance Group, Inc. (See Note
(B) to this table, below.) In July 1994, upon application of the Superinten-dent of Insurance of the State of New York ("Superintendent"), alleging that UCIC was insolvent due to inadequate reserves, and with the consent of UCIC, an Order of Rehabilitation was entered in the Supreme Court of the State of New York, Schenectady County, with respect to UCIC. The Order of Rehabilita-tion, among other things, authorized the Superintendent to take control of all of UCIC's assets and to conduct its business and affairs. On November 9, 1995, with the consent of Lawrence Insurance Group, Inc. as the sole shareholder of UCIC, an Order of Liquidation of UCIC was entered in the Supreme Court of the State of New York, Schenectady County. The Order of Liquidation determined that UCIC was insolvent, and appointed the Superinten-dent as Liquidator of UCIC, with the authority to take possession of its property and liquidate its business and affairs; the Superintendent's authority under the Order of Liquidation includes the authority to sell all real or personal property of UCIC (including any stock or other securities, such as the shares of the Company's Common Stock, owned by UCIC) on such terms and conditions as in his discretion he deems to be in the best interest of the creditors of UCIC.
By reason of the Order of Liquidation and the powers granted to the Superintendent thereunder, Lawrence Insurance Group, Inc. no longer has the power to vote or dispose of the 909,091 shares of the Company's Common Stock owned by UCIC, and thus is no longer deemed to be the beneficial owner of such shares (which represents about 25% of the Company's outstanding Common Stock); pursuant to the authority granted to him by the Order of Liquidation, the Superintendent (in his capacity as Liquidator under the Order, acting for the benefit of the policyholders and other creditors of UCIC) is the beneficial owner of the shares of the Company's Common Stock owned by UCIC. In addition to the shares of the Company's Common Stock owned by UCIC of record, the Superintendent may, by reason of UCIC's ownership of 21.4% of the outstanding stock of the United Republic Insurance Company (URIC) subsidiary of the Lawrence Insurance Group, Inc. also be deemed to be the beneficial owner of a portion of the 820,909 shares of the Company's Common Stock owned by URIC and its subsidiaries. (See Note (B) to this table, below.)
As a result of the matters referred to in the preceding paragraphs of this Note (A), the Superintendent's exercise of the powers and authority granted to him under the Order of Liquidation (including, among other things, the sale of the shares of the Company's Common Stock owned by UCIC) could result in a change in control of the Company.
At the time the Order of Rehabilitation with respect to UCIC was entered, and for several years prior to that time, Albert Lawrence, a Director of the Company, was Chairman of the Board of UCIC, and Messrs. R. Wayne Diesel, President, Chief Executive Officer and a Director of the Company, and Lawrence Shore, Chairman of the Board of Directors of the Company, were members of the UCIC Board of Directors. Mr. Diesel was also Treasurer of UCIC.

(B) 363,636 of these shares are owned of record by United Republic Insurance Company (URIC), and the balance are owned of record by wholly-owned subsidiaries of URIC as follows: Global Insurance Company (Global) - 349,068 shares; and Senate Insurance Company (Senate) - 108,205 shares. 78.6% of the outstanding stock of URIC is owned by Lawrence Insurance Group, Inc.; the remaining 21.4% is owned by United Community Insurance Company, another subsidiary of Lawrence Group, Inc. which is under the control of the Superintendent of Insurance of the State of New York and is undergoing a court ordered liquidation. (See Note (A) to this table, above.)
According to the August 9, 1995 Proxy Statement of Lawrence Insurance Group, Inc. for its August 29, 1995 Annual Meeting of Stockholders, Lawrence Group, Inc. is the beneficial owner of approximately 93% of the outstanding shares of the common stock of Lawrence Insurance Group, Inc. Albert W. Lawrence (a Director of the Company) is, along with Barbara C. Lawrence, his wife, the owner of 100% of the common stock of Lawrence Group,Inc.; as a result, Mr. and Mrs. Lawrence may be deemed to be the beneficial owners of the shares of the Company's Common Stock held of record by URIC and its subsidiaries and referred to in the preceding paragraph. Mrs. Lawrence also owns beneficially and of record an additional 100 shares of the Company's Common Stock; Mr. Lawrence disclaims beneficial ownership of such shares.
In August 1995 URIC consented to the entry of an Order ("Consent Order") issued by the Commissioner of Insurance of the State of Texas ("Commission-er") in connection with URIC's release from a June 1994 Order that had placed URIC in a state of confidential supervision. The Consent Order, among other things, required URIC to achieve certain levels of policyholders surplus by various dates specified in the Consent Order and to solicit offers for the sale of its Global and Senate subsidiaries. The Consent Order also contained the consent of URIC to the entry of an order of conservatorship against URIC, at the request of the Commissioner, if URIC failed to satisfy certain of the requirements of the Consent Order; if the order of conservatorship is entered against URIC, the Commissioner would be empowered to assume all control and decision-making authority with respect to URIC's business and assets (including the shares of the Company's Common Stock owned by URIC and its Global and Senate subsidiaries).
The Company has been advised that URIC has not yet satisfied certain of the requirements set forth in the Consent Order, although the specified dates for doing so have passed; however, the Company also understands that to date the Commissioner has taken no action to have the order of conservatorship entered against URIC despite its failure to satisfy the requirements of the Consent Order. If the Commissioner takes action to have an order of conservatorship entered against URIC, the Commissioner would be empowered to vote or dispose of the shares of the Company's Common Stock owned by URIC and its Global and Senate subsidiaries; as a result of the authority that would be granted to him under such an order, the Commissioner (in his capacity as Conservator under such an order acting for the benefit of the policyholders and other creditors of URIC) would be deemed the beneficial owner of the shares of the Company's Common Stock owned by URIC and its Global and Senate subsidiaries. Furthermore, the Commissioner's exercise of the power and authority that would be granted to him under an order of conservatorship (such as, among other things, the sale of the shares of the Company's Common Stock owned by URIC and its Global and Senate subsidiaries) could result in a change in control of the Company.
At the time the confidential order of supervision of URIC was entered in 1994, and for several years prior to that time, Albert Lawrence, a Director of the Company, was Chairman of the Board of URIC, and Messrs. R. Wayne Diesel, President, Chief Executive Officer and a Director of the Company, and Lawrence Shore, Chairman of the Board of Directors of the Company, were members of the URIC Board of Directors.

(C)Includes 2,000 shares issued under the Company's Restricted Stock Incentive Plan which are still subject to forfeiture.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In December 1993, the Company obtained an advance of $3 million from a finance company pursuant to an agreement relating to a receivable of the Company's UTE subsidiary. The funds advanced to the Company by the finance company were provided to the finance company by UCIC (See "Security Ownership of Certain Beneficial Owners", above ), and the finance company's obligation to repay such funds to UCIC is secured by (and is dependent on payment of) the Company's obligation to the finance company under the agreement. The due date of the Company's obligation to repay the funds advanced to it by the finance company has been extended by the finance company to December 31, 1996; until payment, the obligation bears interest at the rate of 15.2%.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of shares of the Company's Common Stock by (i) each Director and nominee for Director of the Company (ii) each named executive officer described in the section of this Proxy Statement captioned "Executive Compensation", and (iii) all present Directors and Officers of the Company as a group, as of December 29, 1995.

                                         Amount
           Name of                     and Nature of
          Beneficial                    Beneficial               Percent of
            Owner                       Ownership(1)               Class
      -------------------              -------------             ----------
      Harry Apkarian                      288,001(2)                8.1%
      Denis P. Chaves                       2,600                    *
      R. Wayne Diesel                      35,000(2),(5),(6)         *
      Douglas McCauley                      8,000(2)                 *
      Stanley I. Landgraf                   1,000                    *
      Albert W. Lawrence                  820,909(4)               23.0%
      E. Dennis O'Connor                      -0-                    *
      Lawrence A. Shore                       -0-(5)                 *
      Stephen Sullivan                     10,000(2),(3)             *

     All present Directors and          1,165,510(2),(3),(4),(6)
     Officers as a group (10 persons)

-------------------------------------
 * Percentage is less than 1.0% of the outstanding Common Stock.

(1)To the best of the Company's knowledge, based on information reported by such Directors and officers or contained in the Company's shareholder records. Except as otherwise indicated, each of the named persons is presumed to have sole voting and investment power with respect to all shares shown. None of the Company's present Directors or officers other than Mr. Apkarian and Mr. Lawrence (see "Security Ownership of Certain Beneficial Owners," above) beneficially own more than 1% of the Company's outstanding Common Stock; all present Directors and officers as a group beneficially own, in the aggregate, approximately 32.7% of the Company's outstanding Common Stock.

(2)Includes shares granted under the Company's Restricted Stock Incentive Plan which are still subject to forfeiture as follows: Mr. Apkarian, 2,000 shares; Mr. Chaves, 2,000 shares; Mr. Diesel, 29,000 shares; Mr. McCauley, 6,500 shares; and Mr. Sullivan, 1,000 shares. All present Directors and officers as a group, 40,500 shares.

(3)Includes the right to purchase 5,000 shares pursuant to exercisable options granted under the Company's stock option plan.

(4)Includes 820,909 shares owned by subsidiaries of Lawrence Insurance Group, Inc. Albert W. Lawrence and his wife, Barbara, may be deemed to be the beneficial owners of the Lawrence Insurance Group, Inc. shares. (See "Security Ownership of Certain Beneficial Owners", above.) Excludes 100 shares owned by Barbara C. Lawrence, wife of Albert W. Lawrence. Mr. Lawrence disclaims beneficial ownership of such shares.

(5)Excludes shares owned by subsidiaries of Lawrence Insurance Group, Inc.; Mr. Shore and Mr. Diesel, as Directors, share the power to vote and dispose of such shares. Mr. Shore and Mr. Diesel disclaim beneficial ownership of such shares.

(6)Does not include 100 shares held by Mr. Diesel's wife as custodian for their minor child; Mr. Diesel disclaims beneficial ownership of such shares.


COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent sharehold-ers are required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms they file.


Based on Company records and other information, the Company believes that all SEC filing requirements applicable to its directors and officers with respect to the Company's fiscal year ended September 30, 1995 were complied with, except that Stephen T. Wilson, Chief Financial Officer, was thirteen days late in filing his initial report of ownership of MTI common stock after becoming an officer of the Company in March 1995.


                       ANNUAL REPORT TO SHAREHOLDERS

The Company's Annual Report to Shareholders accompanies this Proxy Statement. The Company's Annual Report on Form 10-K for the year ended September 30, 1995, as filed with the Securities and Exchange Commission, may be obtained by addressing a written request to the Investor Relations Department at the Company's corporate headquarters (968 Albany-Shaker Road, Latham, NY 12110).


                       PROPOSALS OF SECURITY HOLDERS

Proposals by security holders intended to be presented at the Company's Annual Meeting of Shareholders held in 1997 must be received by the Company before October 18, 1996, in order to qualify for inclusion in the Company's Proxy Statement relating to that meeting.

                               OTHER MATTERS

Management does not know of any matters which will be brought before the meeting other than those specifically set forth in the notice thereof. If any other matter properly comes before the meeting, however, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons voting them.

All expenses incurred in connection with this solicitation of proxies will be borne by the Company.

                                      By Order of the Board of Directors


                                      John Recupero
                                      Secretary
Latham, New York
February 16, 1996

Appendix 1 - Proxy Card

                    MECHANICAL TECHNOLOGY INCORPORATED
          968 Albany-Shaker Road          Latham, New York 12110
                                   PROXY

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revokes any proxy heretofore given to vote such shares, and hereby ratifies and confirms all that said proxies may do by virtue hereof.

THIS PROXY WILL BE VOTED AS SPECIFIED BY THE SHAREHOLDER. IF AUTHORITY TO VOTE FOR ITEM 1, ELECTION OF DIRECTORS, IS NOT SPECIFICALLY WITHHELD, THE PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN THE PROXY STATEMENT. IF NO CHOICE IS SPECIFIED WITH RESPECT TO ITEM 2, THE PROXY WILL BE VOTED FOR THIS PROPOSAL.

The undersigned hereby appoints L. Shore and R. Diesel, or either of them, as proxies to vote all the stock of the undersigned with all the powers which the undesigned would possess if personally present at the Annual Meeting of the Shareholders of Mechanical Technology Incorporated, to be held at the Company's corporate offices, 968 Albany-Shaker Road, Latham, New York 12110, at 10:00 a.m. on March 28, 1996, or any adjournment thereof, as follows:

1.ELECTION OF DIRECTORS:

  FOR ALL NOMINEES LISTED BELOW                    WITHHOLD AUTHORITY
  (except as marked to the contrary below)         to vote for all nominees
                                                   listed below

  INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

          Harry Apkarian      Stanley I. Landgraf      E. Dennis O'Connor
          R. Wayne Diesel     Albert W. Lawrence       Lawrence A. Shore

2.PROPOSAL TO APPROVE THE REAPPOINTMENT OF COOPERS & LYBRAND AS AUDITORS.
          FOR                 AGAINST                  ABSTAIN

3.IN THEIR DISCRETION, UPON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE
  THE MEETING.

Date------------,1996          -------------------------------------------
                               Please sign exactly as name appears on
                               this proxy.  When shares are held by joint
                               tenants, both should sign.  When signing as
                               attorney, executor, administrator, trustee,
                               or guardian, please give full title as such.
                               If a corporation, please sign in full
                               corporate name by President or other
                               authorized officer. If a partnership, please
                               sign in partnership name by authorized person.
                               ---------------------------------------------
                               Please provide Social Security Number or Tax
                               Identification Number
Attendance at Meeting:
No----               Yes----               Number attending----